Exhibit 10.2

Grant Agreement for
Performance Shares for Senior Executives
under the ArthroCare Corporation Long Term Incentive Program and
ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan

This is a Grant Agreement between ArthroCare Corporation (the “Company”) and the individual (the “Holder”) named in the Notice of Grant of Performance Shares (the “Notice”) attached hereto as the cover page of this Grant Agreement.

Recitals

The Company has adopted the Amended and Restated 2003 Incentive Stock Plan, as may be amended from time to time (the “Plan”), and the Long Term Incentive Program (the “Program”) for the granting to selected employees of awards based upon shares of Common Stock of the Company (the “Common Stock”).  In accordance with the terms of the Plan and the Program, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between the Company and the Holder.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.

Performance Shares

Grant.  The Company grants to the Holder the number of performance shares set forth in the Notice (the “Performance Shares”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in the Notice.  The number of Performance Shares specified in the Notice reflects the target number of Performance Shares that may be earned by the Holder.  The Company and the Holder acknowledge that the Performance Shares (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, if any, that the Holder may become entitled to receive under this Agreement, and (b) will, except as provided otherwise in the Program, be forfeited by the Holder if the Holder’s termination of service to the Company occurs before the applicable Settlement Date (as defined in Section 4 below).

Performance Criteria.  Subject to the Holder’s continuous employment through the Settlement Date, the Holder will earn a number of Performance Shares on the Settlement Date determined based on the achievement of annual goals related to revenue, operating income and free cash flow (the “Company Performance Measures”) and Fair Market Value during all or a portion of the period beginning on January 1, 2012 and ending on December 31, 2014 (the “Performance Period”), in each case, as determined by the Committee and set forth in writing.

Consequences of Certain Events.  The consequences of the Holder’s termination of employment or a Change of Control shall be as set forth in the Program.

Payout of Performance Shares.  The Committee shall certify in writing the achievement or non-achievement of the Company Performance Measures and Fair Market Value for the Performance Period on, or as soon as administratively following, the date the Company files with the Securities and Exchange Commission its Form 10-K for the last fiscal year ending during the Performance Period (the “Determination Date”).  On the thirtieth (30th) day following the Determination Date (the “Initial Settlement Date”), subject to the Holder’s continuous employment with the Company through the Determination Date (unless otherwise provided in the Program), the Company shall settle fifty percent (50%) of the earned Performance Shares by (a) issuing or causing to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more unlegended stock certificates representing such settled Performance Shares, or (b) causing a book entry for such settled Performance Shares to be made in the name of the Holder (or the Holder’s Heir, if applicable).  On each of the next two anniversaries of the Determination Date (collectively with the Initial Settlement Date, the “Settlement Dates”), subject to the Holder’s continuous employment with the Company through the Determination Date (unless otherwise provided in the Program), the Company shall settle twenty-five percent (25%) of the earned Performance Shares by (a) issuing or causing to be delivered to the Holder (or the Holder’s Heir, if applicable) one or more unlegended stock certificates representing such settled Performance Shares, or (b) causing a book entry for such settled Performance Shares to be made in the name of the Holder (or the Holder’s Heir, if applicable).  In the case of the Holder’s death, the cash and/or Common Stock to be delivered in settlement of Performance Shares as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Performance Shares are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

Reporting Obligations.  As a condition to the receipt of Performance Shares, the Holder shall disclose to the Committee such Holder’s holdings of Common Stock as of the date hereof.  Thereafter, through the Performance Period, Holder shall disclose to the Committee any and all transactions whereby the Holder disposes of or acquires Common Stock.  Such disclosure shall be made in writing to the General Counsel of the Company.

Code Section 409A.  The Company intends that the Performance Shares shall not constitute “deferred compensation” within the meaning of Section 409A of the Code and this Grant Agreement shall be interpreted based on such intent.  In view of uncertainty surrounding Section 409A of the Code, however, if the Company determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable so that the Performance Shares will not be subject to Section 409A of the Code, or alternatively so that they comply with Section 409A of the Code, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Holder’s Termination of Employment, all references to the Holder’s Termination of Employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service” ), and the Holder shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, if a Holder is deemed by the Company at the time of the Holder’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Holder is entitled under this Grant Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Holder’s benefits shall not be provided to Holder until the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Separation from Service or (ii) the date of the Holder’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid or distributed in a lump sum to Holder (or to Holder’s estate or beneficiaries), and any remaining payments due to Holder under this Grant Agreement shall be paid or distributed as otherwise provided herein.

A Holder’s right to receive any installment payments under this Grant Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

Tax Withholding.  The Company shall withhold from the Common Stock delivered in settlement of Performance Shares that number of shares of Common Stock having a Fair Market Value on the applicable Settlement Date equal to the amount necessary to satisfy the minimum required withholding, if any, of any income tax, social tax, or other taxes (but rounding up to the nearest whole number of shares).  If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (i) satisfy such obligation by causing the forfeiture of a number of Performance Shares having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding, or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

Compliance with Law.

No shares of Common Stock shall be issued and delivered pursuant to Performance Shares unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with.  In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.  Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

Assignability.  Except as may be effected by designation of a beneficiary or beneficiaries in such manner as may be determined by the Committee, or as may be effected by will or other testamentary disposition or by the laws of descent and distribution, any attempt to assign the Performance Shares before they are settled shall be of no effect.

Certain Corporate Transactions.  In the event of certain corporate transactions, the Performance Shares shall be subject to adjustment as provided in Article 11 of the Plan.

No Additional Rights.

Neither the granting of the Performance Shares nor their settlement shall (a) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (b) confer upon the Holder the right to continue performing services for the Company, or (c) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

The Holder acknowledges that (a) this is a one-time grant, (b) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, and (c) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and the Company retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

Without limiting the generality of subsections i. and ii. immediately above and subject to the Program, if the Holder’s employment with the Company terminates, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Performance Shares or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

Rights as a Stockholder.  Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Performance Shares unless and until shares of Common Stock have been issued in settlement thereof.

Data Privacy Waiver.  By accepting the grant of the Performance Shares, the Holder hereby agrees and consents to:

the collection, use, processing and transfer by the Company and its Subsidiaries (collectively, the “Group”) of certain personal information about the Holder (the “Data”);

any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

the use of such Data by any such person for such purposes; and

the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of clause (i) above, “Data” means the Holder’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Common Stock granted to the Holder and of Common Stock issued or transferred to the Holder pursuant to the Plan.

Compliance with Plan and Program.  The Performance Shares and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan and the Program as each may be amended from time to time, which are incorporated herein by reference.  No amendment to the Plan or the Program shall adversely affect the Performance Shares or this Grant Agreement without the consent of the Holder.  In the case of a conflict between the terms of the Plan or the Program and this Grant Agreement, the terms of the Plan or the Program, respectively, shall govern.  In the event of a conflict between the terms of the Plan and the Program, the terms of the Plan shall govern.

Effect of Grant Agreement on Individual Agreements.  Notwithstanding the provisions of any agreement entered into between the Holder and the Company (an “Individual Agreement”), (i) in the case of a conflict between the terms of the Holder’s Individual Agreement and this Grant Agreement, the terms of the Grant Agreement shall govern, and (ii) the vesting and settlement of Performance Shares shall in all events occur in accordance with this Grant Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Performance Shares, and any such Individual Agreement provisions shall have no force or effect with respect to the Performance Shares.

Governing Law.  The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  The Holder may only exercise his or her rights in respect of the Plan or the Program to the extent that it would be lawful to do so.